AGREEMENT OF WAIVER
                               -------------------

         THIS AGREEMENT OF WAIVER (this "Agreement") is entered into as of February 7, 2000 by and between ALOTTAFUN!, INC., a corporation duly organized and existing under the laws of the State of Delaware ("Alottafun!") and SWARTZ PRIVATE EQUITY, LLC ("SPE").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, SPE and Alottafun! entered into that certain investment agreement (the "Investment Agreement') dated on or about June 3, 1999 whereby SPE would provide Alottafun! with an Equity Line financing arrangement (the "Equity Line");

         WHEREAS, the Investment Agreement provides for the Company to "Put" shares of Common Stock to the Investor, at times and amounts chosen by the Company, but subject to a "Semi-Annual Non-Usage Fee" for failure to use the Equity Line and a "Termination Fee" for terminating the Equity Line; and

         WHEREAS, the parties desire to enter into this Agreement whereby the Investor waives the Semi-Annual Non-Usage Fee and/or the Termination Fee under the conditions described herein.

         NOW, THEREFORE, in exchange for the mutual agreements herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

          1. Certain Defined Terms. Unless otherwise noted, capitalized terms shall have the meanings ascribed to them in the Investment Agreement.

          2. Waiver. The Company may suspend and/or terminate the Equity Line without accruing a Semi-Annual Non-Usage Fee or a Termination Fee, provided that:

          (i) notwithstanding anything in this Agreement, the Investor shall retain all 450,000 shares of its Commitment Warrants (consisting of a First commitment Warrant and a Second Commitment Warrant, each representing the right to purchase 225,000 shares of Alottafun! Common Stock); and

          (ii) if the Company does not (a) reinstate the Equity Line; and (b) file a registration statement covering the shares to be issued under the Equity Line, both within one (1) year of the date hereof, the Company agrees to pay to SPE 200,000 shares of Alottafun! Common Stock (which shares shall have piggyback registration rights), or $200,000 in cash, at SPE's option.

         3. No Effect on Other Terms of the Investment Agreement. Except as expressly set forth herein, the terms of the Investment Agreement shall remain unchanged.

         4.       Additional and Miscellaneous Provisions.

                  4.1 Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be governed by the internal laws of the State of Georgia in effect as of the date hereof.

                  4.2 Confidentiality. The parties and their attorneys each agree to keep confidential the terms of this Agreement except to the extent such disclosure is otherwise required by Federal or state law, including pursuant to any discovery procedures authorized by such laws, and then only to such persons and/or agencies authorized to receive such information.

                  4.3 Headings. Section and paragraph headings contained in this Agreement are for convenience and shall not be considered for any purpose in construing this Agreement.

                  4.4 Execution in Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.

                  4.5 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators, executors and conservators.

                  4.6 Amendments. This Agreement may be amended, modified, canceled, or waived only by written instrument executed by each of the parties.

                  4.7 Neutral Construction. This Agreement will be construed neutrally, and will not be applied more strictly against one party than another.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 7, 2000.

                                            SWARTZ PRIVATE EQUITY, LLC

                                            By:_____________________________
                                                    S/

                                            ALOTTAFUN!, INC., a Delaware
                                            corporation

                                            By:_____________________________
                                                   S/

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#217155 v1 - ALOTTAFUN! Agreement of Waiver